Exhibit 4.26

SHARE SWAP AGREEMENT

THIS SHARE SWAP AGREEMENT (this “Agreement”), dated as of February 1, 2020 (the “Execution Date”), is entered into by and among the following parties:

1.         Onesmart Online Edu Inc., an exempted company duly incorporated and validly existing under the laws of the Cayman Island (the “Company”);

2.         ONESMART EDU INC., a business company duly incorporated and validly existing under the laws of the British Virgin Islands (“Onesmart BVI”);

3.         Yimi Education Technology Inc., an exempted company duly incorporated and validly existing under the laws of the Cayman Island (“YM Cayman”);

4.         Shanghai Yimi Education Technology Co., Ltd. (上海溢米教育科技有限公司), a limited liability company organized and validly existing under the Laws of the PRC (“Shanghai Yimi”);

5.         Xiaofeng LI (李晓峰), a PRC citizen with Chinese ID No. of [***];

6.         Shi CHEN (陈实), a PRC citizen with Chinese ID No. of [***];

7.         Jing SHEN (沈菁), a PRC citizen with Chinese ID No. of [***] (together with Xiaofeng LI and Shi CHEN, collectively the “Key Persons”); and

8.         Each of the Persons set forth on Schedule A hereto (“YM Shareholders”).

The above parties are collectively referred to as the “Parties”, and each, a “Party”.

RECITALS

A.       Immediately prior to the Closing Date, Onesmart BVI owns 177,111,663 Ordinary Shares of the Company, constituting 100% outstanding share capital of the Company.

B.        As of the Execution Date, the issued and outstanding share capital and the shares reserved for ESOP of YM Cayman are set forth on Part I of Schedule B hereto, with YM Shareholders collectively owning all issued and outstanding shares of YM Cayman.

C.        Beijing Yangguang Juren Education Technology Co., Ltd. (北京阳光巨人教育科技有限公司, “Beijing Juren”) extended a loan in a principal amount of US$7,462,687 (the “Loan”) to YM Cayman pursuant to the Convertible Note Purchase Agreement dated as of April 4, 2019 by and among Beijing Juren, YM Cayman, and certain other parties thereto and YM Cayman issued a Promissory Note to Beijing Juren as of the date of April 4, 2019, and assigned its creditor’s rights with respect to the Loan to Onesmart BVI pursuant to the Framework Agreement.

D.        YM Cayman established Yimi Education Technology (HK) Limited (溢米教育科技（香港）有限公司) under the laws of Hong Kong (the “HK Subsidiary”) and owns 100% share capital of the HK Subsidiary.

E.         The HK Subsidiary established Yimi Education Technology (Shanghai) Co., Ltd. (依米教育科技（上海）有限公司, the “WFOE”) under laws of the PRC and owns 100% equity interest of the WFOE.

F.         The Parties desire to enter into transactions on the terms and subject to the conditions set forth in this Agreement, and upon consummation of the transactions contemplated hereunder, YM Cayman will become a wholly-owned Subsidiary of the Company and shareholders of YM Cayman will hold shares in the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE IDEFINITIONS

1.1       Definitions.  Except as otherwise explicitly provided herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Accounting Principles” means generally accepted accounting principles in the PRC.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Laws, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” of a given Person means, (i) in the case of a Person other than a natural person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such given Person, or (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by such given Person or is a Family Member of such given Person.

“Agreement” shall have the meaning set forth in the preamble.

“Assets Transfer Agreement” means the Assets and Business Transfer Agreement to be entered into by and among Shanghai Yimi, the WFOE, the Domestic Company and other parties thereto, substantially in the form attached hereto as Exhibit A, as amended or restated from time to time.

“Business Days” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, British Virgin Islands, Hong Kong, or the PRC.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Company” shall have the meaning set forth in the preamble.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Constitutional Documents” means the constitutional documents of a Person which may include, as applicable, memoranda and articles of association, by-laws, articles of associations, joint venture contracts and the like.

“Contracts” means legally binding contracts, agreements, engagements, purchase orders, commitments, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or any other contractual arrangements or obligations, which are currently subsisting and not terminated or completed, and a “Contract” means any one of the foregoing.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting Equity Securities, contractual arrangement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to Control the composition of a majority of the board of directors or similar governing body of such Person; and the terms “Controlled” and “Controlling” have the meanings correlative to the foregoing.

“Control Documents” means collectively (a) the Exclusive Business Cooperation Agreement by and between the WFOE and the Domestic Company; (b) the Exclusive Option Agreement by and between the WFOE, the Domestic Company and the sole shareholder of the Domestic Company; (c) the Equity Pledge Agreement by and between the WFOE, the Domestic Company and the sole shareholder of the Domestic Company; and (d) the Power of Attorney issued by the sole shareholders of the Domestic Company; substantially in the form attached as Exhibit B hereto and each as amended or restated from time to time.

“Data Protection Legislation” means all applicable Law in all applicable jurisdictions, with respect to Personal Data and relating to data privacy, information security, data protection, the recording, interception and monitoring of communications, marketing, advertising, emails, text messages, and telemarketing including, without limitation and as applicable, Cyber Security Laws of the PRC.

“Domestic Company” means Xiangyuan (Shanghai) Education Technology Co., Ltd. (享愿（上海）教育科技有限公司), a limited liability company organized and validly existing under the Laws of the PRC.

“Equity Securities” means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP” means any share option plans, share incentive schemes or other schemes and agreements of similar nature, pursuant to which option shares are issued or granted to the directors, the officers, the employees, consultants or advisers.

“Family Members” means, with respect to any Person, such Person’s spouse, parents, grandparents, children, grandchildren, siblings, uncles, aunts, nephews, nieces or great-grandparents or the spouse of such Person’s children, grandchildren, siblings, uncles, aunts, nephews or nieces, and a “Family Member” means any one of the foregoing.

“Framework Agreement” means the Restructuring Transaction Framework Agreement (《重组交易框架协议》) entered into on November 21, 2019 by and among Onesmart BVI, Beijing Juren, YM Cayman, YM Shareholders and other parties thereto.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, Consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Indebtedness” means, with respect to any Person, the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (a) any indebtedness for borrowed money of such Person, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of such Person with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of such Person, and (d) any obligation of the type referred to in clauses (a) through (c) of another Person the payment of which the first named Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, but excluding any capital leases.

“Intellectual Property Rights” means all (i) copyrights, whether registered or unregistered; (ii) patents, patent applications, invention disclosures, and all extensions, reexaminations and reissues, divisionals, continuations and continuations-in-part, and related applications; (iii) trade secrets, know-how and other confidential or proprietary information, including ideas, inventions, designs, drawings, specifications, product configurations, prototypes, models, technical data and formulae; (iv) trademarks and service marks whether registered or unregistered, brand names, certification marks, collective marks, Internet domain name registrations, logos, slogans, symbols, trade dress and design rights, all registrations, renewals and applications for registration of the foregoing, and all goodwill associated therewith; and (v) all registrations and applications for any of the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or un-accrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement” means the License Agreement to be entered into by and among Shanghai Yimi, the Domestic Company, the WFOE and other parties thereto, substantially in the form attached hereto as Exhibit C, as amended or restated from time to time.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, mortgage, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Loss(es)” means any and all losses, claims, Actions, damages, diminution in value, liabilities and expenses (joint or several), including, without limitation, attorneys’ fees and disbursements and all other expenses incurred in investigating, preparing, compromising or defending against any such litigation, commenced or threatened, or any claim whatsoever and all amounts paid in settlement of any such claim or litigation, to which any of the indemnified Persons may become subject under applicable Laws.

“Material Adverse Effect” means any fact, event, change, circumstance, or effect that causes, or is reasonably likely to cause, a material adverse effect on the operations, results of operations, condition (financial or otherwise), assets, liabilities, prospects, or the Target Business, business of YM Cayman, the YM Subsidiaries, the Company and its Subsidiaries(as presently conducted and proposed to be conducted) or on the ability of any of the Parties to perform its obligations under the Transaction Documents or on the enforceability of any Transaction Documents against any of the Parties, either individually or when taken together with other effects.

“Memorandum and Articles” means the then effective memorandum and articles of association of the Company as of the Closing, as amended or restated from time to time.

“Non-Competition Agreement” means the Non-Competition Agreement substantially in the form attached hereto as Exhibit E, to be entered into on or prior to the Closing by and among the parties thereto, as amended or restated from time to time.

“Option Agreements” means the option agreement by and among the Company, Xiaofeng LI and XL Holdco and the option agreement by and between the Company and Jing SHEN, each in form and substance to the reasonable satisfaction of the Company and to be entered into after the Closing.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, in the authorized share capital of the Company, each having the rights, preferences, privileges and restrictions as set forth in the Memorandum and Articles.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association.

“Personal Data” means information that identifies, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household or is otherwise considered personally identifiable information or personal data under applicable Law. The terms “process,” “processor” and “controller” shall have the meaning set forth under applicable Law.

“PRC” means the People’s Republic of China but solely for the purposes of this Agreement and the other Transaction Documents excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Pre-Closing Period” means the period commencing from the Execution Date until the Closing Date.

“Principal Business” means online education business to be conducted by the Company and/or its Subsidiaries.

“Restricted Shares” means the Ordinary Shares to be issued to SC Holdco pursuant Section 6.12(a).

“Restricted Share Agreement” means the restricted share agreement by and among the Company, Shi CHEN and SC Holdco in form and substance to the reasonable satisfaction of the Company and to be entered into after the Closing but at or prior to the issue of Restricted Shares, as amended or restated from time to time.

“SAFE” means the State Administration of Foreign Exchange of the PRC, its local branches and the competent banks designated and authorized by it.

“SAFE Rules and Regulations” means the SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Outbound Investment and Round-Tripping Investment by PRC Resident (《关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理相关问题的通知》[汇发（2014）37号]) issued by SAFE on July 4, 2014 with effect from the same date, and any other related guidelines, implementing rules, reporting and registration requirements issued by SAFE.

“Service Period” shall mean the period of time commencing from February 1, 2020 until December 31, 2020.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Subscriber” means each such YM Shareholder that acquires and owns any Swapped Share pursuant to this Agreement.

“Target Assets” means all assets to be transferred to the Domestic Company pursuant to the Assets Transfer Agreement.

“Target Business” means all business to be transferred to the Domestic Company pursuant to the Assets Transfer Agreement.

“Tax” means all direct and indirect statutory, governmental, federal, state, local, municipal, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, value added, alternative minimum, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, business, occupancy, severance, stamp, notarization, occupation, premium, property, windfall profits, subsidies, grants or other taxes, contributions, rates, levies (including social security), fees, assessments or charges, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” shall mean collectively this Agreement, the Restricted Share Agreement, the Option Agreements, the Assets Transfer Agreement, the License Agreement, the Control Documents, the Non-Competition Agreement and each of the other agreements and documents required or ancillary in connection with the transactions contemplated by any of the foregoing.

“YM Control Documents” mean collectively (a) the Exclusive Business Cooperation Agreement by and between the WFOE and Shanghai Yimi; (b) the Exclusive Option Agreement by and between the WFOE, Shanghai Yimi and all the shareholders of Shanghai Yimi; (c) the Equity Pledge Agreement by and between the WFOE, Shanghai Yimi and all the shareholders of the Shanghai Yimi; (d) the Power of Attorney issued by each of the shareholders of Shanghai Yimi; and (e) the Spousal Consent issued by the spouse of each individual shareholder of Shanghai Yimi; each dated as of September 18, 2018 and as amended or restated from time to time.

“YM Equity Securities” means collectively YM Ordinary Shares, YM Preferred Shares and/or any other Equity Securities of YM Cayman.

“YM ESOP Plan” means the Yimi Education Technology Inc. 2018 Stock Incentive Plan duly adopted.

“YM Intellectual Property Rights” means all Intellectual Property Rights owned in whole or in part by any of YM Cayman and YM Subsidiaries.

“YM M&AA” means the Third Amended and Restated Memorandum of Association and the Third Amended and Restated Articles of Association of YM Cayman adopted as of September 12, 2019.

“YM Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, in the authorized share capital of YM Cayman, each having the rights, preferences, privileges and restrictions as set forth in the YM Transaction Documents.

“YM Preferred Shares” means collectively the series A-1 preferred shares, the series A-2 preferred shares, the series A-3 preferred shares, the series B preferred shares and the series C preferred shares of YM Cayman, each having the rights, preferences, privileges and restrictions as set forth in the YM Transaction Documents; “YM Preferred Share” means any of them.

“YM Restated M&AA” means the Fourth Amended and Restated Memorandum of Association and the Fourth Amended and Restated Articles of Association of YM Cayman to be adopted as of the Closing Date, substantially in the form attached as Exhibit D hereto.

“YM Shareholders Agreement” means the Second Amended and Restated Shareholders Agreement dated May 31, 2019 by and among YM Cayman, YM Shareholders and certain other parties thereto.

“YM Subsidiaries” means collectively the HK Subsidiary and the WFOE.

“YM Transaction Documents” means, collectively, all share purchase agreements, share subscription agreements and/or note purchase agreement pursuant to which any YM Equity Securities was issued, the YM Shareholders Agreement, the YM M&AA, and each of the other agreements and documents required or ancillary in connection with the transactions contemplated by any of the foregoing.

1.2       Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule of this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (g) the word “shall” shall be construed to have the same meaning and effect of the word “must”; (h) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; and (i) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder.

ARTICLE IICHANGE OF SHARE CAPITAL AND SHARE SWAP; ISSUE OF SHARES AND OPTIONS

2.1      Change of Share Capital of YM Cayman.  Subject to the terms and conditions hereof, at the Closing,

(a)         YM Shareholders shall procure necessary and appropriate resolutions of YM Cayman to be adopted approving termination of the YM ESOP Plan and any and all awards granted thereunder and cancellation of reservation of all YM Ordinary Shares under the YM ESOP Plan;

(b)         each of the Key Person Holdcos shall surrender all YM Ordinary Shares to YM Cayman for cancellation without consideration and execute and deliver to YM Cayman all necessary and desirable documents to effect such surrender;

(c)         SEET shall surrender all YM Preferred Shares to YM Cayman for cancellation without consideration and execute and deliver to YM Cayman all necessary and desirable documents to effect such surrender;

(d)         Onesmart BVI agrees to subscribe for, and YM Cayman agrees to issue to Onesmart BVI 5,385,653 series C preferred shares of YM Cayman and convert the Loan into purchase price for such series C preferred shares being purchased; and

(e)         each of YM Shareholders holding YM Preferred Shares after consummation of transactions set forth in item (c) and (d) above shall convert all YM Preferred Shares held by it into the same number of YM Ordinary Shares and execute and deliver to YM Cayman all necessary and desirable documents to effect such conversion.

Immediately after completion of all transactions contemplated under this Section 2.1, the share capital of YM Cayman on a fully-diluted basis is set forth on Part II of Schedule B attached hereto and the YM Ordinary Shares set forth therein opposite respective YM Shareholder’s name under the heading “Number and Type of Shares Owned” shall be herein after referred to individually as the “Swapped Share” and collectively as the “Swapped Shares”.

2.2       Share Swap and Issue of Shares and Options.  Subject to the terms and conditions hereof,

(a)         at the Closing, each Subscriber shall (i) subscribe for such number of Ordinary Shares of the Company as set forth opposite such Subscriber’s name on Schedule C hereto under the heading “Number and Type of Target Shares” (the “Target Shares”) and (ii) as consideration therefor, pay to the Company the same number of Swapped Shares held by it in YM Cayman;

(b)         at the Closing, the Company shall issue to the Subscribers their respective Target Shares and in return acquire all Swapped Shares of YM Cayman from all Subscribers as consideration for issuance of such Target Shares;

(c)         at the Closing, the Company shall have reserved 12,096,610 Ordinary Shares for future issuance or granting of option as contemplated under Section 6.12;

Immediately after the Closing, (i) the share capital of the Company on a fully-diluted basis is set forth on Schedule D attached hereto; and (ii) the Company will hold 100% share capital of YM Cayman.

ARTICLE IIICLOSING

3.1       Closing.  The consummation of the transactions contemplated under Article II (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than two (2) days (or at such other time as the Parties may mutually agree) after the fulfillment of all conditions set forth in Article V hereof (the date of the Closing is hereinafter referred to as the “Closing Date”) (except for those conditions which according to the terms thereof will only be satisfied as of the Closing Date).

3.2       Deliveries by Company.  At the Closing, the Company shall deliver or cause to be delivered,

(a)         to each Subscriber, a copy of the register of members of the Company, duly certified by the registered office provider of the Company as of the Closing Date evidencing the ownership by the Subscribers of their respective Target Shares;

(b)         to each Subscriber, a copy of share certificate(s) in the name of such Subscriber, dated as of the Closing Date and duly executed on behalf of the Company, evidencing the ownership by such Subscriber of its respective Target Shares of the Company, with the original to be couriered to such Subscriber within fifteen (15) Business Days after the Closing Date;

(c)         to each Subscriber, a copy of the register of directors of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing that the board of directors of the Company constitutes in accordance with Article 88 of the Memorandum and Articles;

(d)         to each Subscriber and each Key Person Holdco, a copy of the resolutions duly and validly adopted by the sole director of the Company and a copy of the shareholder approval of the Company, evidencing the authorization by the sole director and the shareholder of the Company of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, each effective as of the Closing Date; and

(e)         other closing deliveries as required on the part of the Company pursuant to Article V.

3.3       Deliveries by YM Cayman.  At the Closing, YM Cayman shall deliver or cause to be delivered to the Company,

(a)         a copy of the register of members of YM Cayman, duly certified by the registered office provider of YM Cayman as of the Closing Date evidencing the ownership by the Company of all the Swapped Shares;

(b)         a copy of share certificate(s) in the name of the Company, dated as of the Closing Date and duly executed on behalf of YM Cayman, evidencing the ownership by the Company of the Swapped Shares, with the original to be couriered to such Subscriber within fifteen (15) Business Days after the Closing Date;

(c)         a copy of the register of directors of YM Cayman, dated as of the Closing Date and duly certified by the registered office provider of YM Cayman, evidencing that YM Cayman only has one director and the Person designated by the Company has been registered as the sole director of YM Cayman;

(d)         a copy of the resolutions duly and validly adopted by the existing directors and YM Shareholders of YM Cayman, evidencing the authorization by the directors and YM Shareholders of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including (A) the adoption of the YM Restated M&AA and (B) the change of share capital and share swap as contemplated under Article II, each effective as of the Closing Date;

(e)         a copy of the register of directors of the HK Subsidiary, dated as of the Closing Date and duly certified by the registered office provider of HK Subsidiary, evidencing that the Person designated by the Company has been registered as the sole director of HK Subsidiary;

(f)         the original copies of certificate of incorporation, the current business registration certificate, common seal, company chop, memorandum or articles of association or equivalent constitutional documents, cheque books, all statutory books and records (including financial and accounting records) or equivalent, all resolutions and Contracts of and Governmental Orders issued to any of YM Cayman, HK Subsidiary and the WFOE, and the share certificates in respect of all the issued shares in the capital of each of YM Cayman, HK Subsidiary and the WFOE (if applicable); and

(g)         other closing deliveries as required on the part of YM Cayman pursuant to Article V.

3.4       Deliveries by YM Shareholders.  At the Closing, each of YM Shareholders shall deliver or cause to be delivered to the Company,

(a)         its original share certificates representing the YM Ordinary Shares or YM Preferred Shares of the Company held by it immediately prior to the Closing; and

(b)         other closing deliveries as required on the part of such YM Shareholder pursuant to Article V.

ARTICLE IV  REPRESENTATIONS AND WARRANTIES

4.1       Representations and Warranties of Shanghai Yimi and Xiaofeng LI.  As an inducement to the Company and Onesmart BVI (being as the sole shareholder of the Company) to enter into this Agreement and other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Shanghai Yimi and Xiaofeng LI severally and jointly represent and warrant to the Company and Onesmart BVI, that each of the following statement is true, accurate, and not misleading as of the Execution Date and the Closing Date.

(a)         Company Organization; Capital Structure.

(i)         YM Cayman has been duly incorporated as an exempted company limited by shares and is validly existing and in good standing under the laws of the Cayman Islands.

(ii)        The cap table of YM Cayman as set forth on Part II of Schedule B reflects all of the outstanding capital stock of YM Cayman immediately after completion of all transactions contemplated under Section 2.1 before completion of transactions contemplated under Section 2.2.  Except for this Agreement and other Transaction Documents, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock of YM Cayman or outstanding Equity Securities of YM Cayman that are convertible into or exchangeable for capital stock of YM Cayman.

(iii)       Other than the YM Subsidiaries, YM Cayman does not own, Control or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person, as of the Closing.

(b)         Subsidiary Organization; Capital Structure.

(i)         Each of the YM Subsidiaries has been duly incorporated and is validly existing under the laws of the jurisdiction of its formation.

(ii)        All of the outstanding capital stock or other equity interests or securities of each YM Subsidiary are, directly or indirectly, owned of record and beneficially by YM Cayman, free and clear of all Lien.  All of the outstanding capital stock or other equity interests or securities of each YM Subsidiary directly or indirectly held by YM Cayman are duly authorized, validly issued, fully paid (unless such equity interest is not due and payable under such YM Subsidiary’s Constitutional Documents) and non-assessable and not subject to or issued in violation of any applicable Law, the Constitutional Documents of such YM Subsidiary or any Contract to which such YM Subsidiary is a party or otherwise bound, and have been offered, sold and issued in compliance with applicable Law, including applicable securities laws.  With respect to each YM Subsidiary, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other Equity Securities of such YM Subsidiary that are convertible into or exchangeable for any Equity Securities of such YM Subsidiary.

(iii)       None of YM Cayman and YM Subsidiaries has engaged in any business other than holding Equity Securities directly or indirectly in other YM Subsidiaries.

(iv)       No YM Subsidiary owns or has the right or obligation to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person (other than relevant YM Subsidiaries).

(c)         Authorization and Conflicts.

(i)         Each of YM Cayman, the YM Subsidiaries, Shanghai Yimi and its Subsidiaries has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents (as applicable) to which it is party.  This Agreement has been duly and validly authorized, executed and delivered by YM Cayman and represents (assuming the valid authorization, execution and delivery of this Agreement by the other Parties) the legal, valid and binding agreement of YM Cayman enforceable against YM Cayman in accordance with its terms, and each of the Transaction Documents has been duly authorized by YM Cayman, the YM Subsidiaries, Shanghai Yimi and/or its Subsidiaries(as applicable) to which it is a party and upon its execution and delivery will represent (assuming the valid authorization, execution and delivery by the other Party or Parties) a legal, valid and binding obligation of YM Cayman, the YM Subsidiaries, Shanghai Yimi and/or its Subsidiaries (as applicable) enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(ii)        None of the execution and delivery by YM Cayman, the YM Subsidiaries, Shanghai Yimi and/or its Subsidiaries (as applicable) of this Agreement or any of the Transaction Documents to which it is a party, the consummation by YM Cayman, the YM Subsidiaries, Shanghai Yimi and/or its Subsidiaries (as applicable)of any of the transactions contemplated hereby or thereby, or the compliance by YM Cayman, the YM Subsidiaries, Shanghai Yimi and/or its Subsidiaries (as applicable)with, or fulfillment by YM Cayman, the YM Subsidiaries, Shanghai Yimi and/or its Subsidiaries (as applicable) of, the terms, conditions and provisions hereof or thereof will result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the outstanding Equity Securities of YM Cayman or any YM Subsidiary or any of the assets of any of YM Cayman and the YM Subsidiaries and/or the Target Assets, under (A) the Constitutional Documents of any of YM Cayman and the YM Subsidiaries, (B) any Contract to which any of YM Cayman and the YM Subsidiaries is a party, or (C) any applicable Law, other than, in the case of clauses (B) and (C) of the foregoing, any such violations, breaches, defaults, rights, loss of rights or Liens that, individually or in the aggregate, would not reasonably be expected to adversely affect any of YM Cayman and the YM Subsidiaries in any material respect, or would not prevent the consummation of any of the transactions contemplated under any Transaction Documents.

(d)         Valid Issuance of Swapped Shares.  The Swapped Shares, when issued, allotted and sold in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the YM Restated M&AA). Issuance of any Swapped Shares is not subject to any rights of first refusal, preemptive rights, restriction on transfer or similar restrictions, or such rights have been duly waived as of the Closing Date.

(e)         Actions.  No Actions are pending or, to the knowledge of Shanghai Yimi and Xiaofeng LI, threatened in writing against any of YM Cayman and the YM Subsidiaries, the Target Business and/or Target Assets at law or in equity in any court or before any other Governmental Authority.  None of YM Cayman and YM Subsidiaries is a party or subject to the provisions of any Governmental Order.

(f)         Bankruptcy, Insolvency, Winding Up Etc.  No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganization of any of YM Cayman, the YM Subsidiaries and Shanghai Yimi and its Subsidiaries is bankrupt or insolvent.

(g)         Financial Statements.  Sets forth in Part I of Schedule F is the unaudited balance sheet for the WFOE as of January 31, 2020 (the “Statement Date”) (the financial statements referred to above, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the WFOE, (ii) fairly present in all material respects the financial condition and position of the WFOE as of the dates indicated therein and the results of operations and cash flows of the WFOE for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto, (c) were prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods involved.  All of the accounts receivable owing to the WFOE, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business and none of the receivables owing to the WFOE has been pledged to any third party by the WFOE, and (d) there are no material contingents or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the WFOE.

(h)         Liabilities.  Neither YM Cayman nor the HK Subsidiary has incurred any Liabilities other than the Loan and any other liabilities relating to the transactions contemplated by the Transaction Documents. As of the Closing Date, the WFOE has no Liabilities (including the Indebtedness that it has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which the WFOE has otherwise become directly or indirectly liable) of the type that would be disclosed on a balance sheet in accordance with the applicable Accounting Principles, except for liabilities set forth in the Financial Statements.

(i)         Tax Matters.  Each of YM Cayman and YM Subsidiaries has timely filed all Tax Returns as required by applicable Law. These Tax Returns are true, accurate, and complete in all material respects.  Each of YM Cayman and YM Subsidiaries has paid all Taxes due and no Tax encumbrances are currently in effect or proposed against any assets of any of them.  Each of YM Cayman and YM Subsidiaries has made all such material deductions and retentions as it was obligated or entitled to make and all such payments as should have been made.  None of the YM Cayman and YM Subsidiaries is or has at any time been in material violation of any applicable Law regarding Tax, other than such violation that has been rectified or resolved and does not have any foreseeable liability or criminal or administrative sanction or otherwise.

(j)         Compliance.  Each of YM Cayman and YM Subsidiaries is, and has been, in compliance in all material respects with all Laws applicable to it or any of its business, rights, properties or assets. No event has occurred and no circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any of YM Cayman and YM Subsidiaries of, or a failure on the part of such entity to comply with, any applicable Laws in any material respect. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing or is under investigation with respect to a material violation of any Law.  With respect to each of YM Cayman and YM Subsidiaries, all SAFE Rules and Regulations have been fully complied with and all requisite approvals or registration certificates required under the SAFE Rules and Regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and there exist no grounds on which any such approval or registration certificate may be cancelled or revoked or any of YM Cayman and YM Subsidiaries may be subject to liability or penalties for misrepresentations or failures to disclose information to the SAFE.  None of YM Cayman and YM Subsidiaries has received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations.

(k)         Employees.

(i)         Each of YM Cayman and HK Subsidiary has no employees since its incorporation.  As of the date hereof and the Closing Date, the WFOE has 48 employees in total and a correct and complete list of employment contracts under performance is set forth in Part II of Schedule F.

(ii)        As of the Closing, each of YM Cayman and YM Subsidiaries (A) is in compliance in all material aspects with all applicable Laws respecting employment, employment practices and terms and conditions of employment, including without limitation the applicable PRC Laws pertaining to welfare funds, social benefits, medical benefits, work-related injury insurance, pregnancy benefits, housing accumulation funds, insurance, retirement benefits and pensions (collectively, the “Social Insurance”); (B) has withheld and reported all amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (C) is not liable for any arrear of wages, Tax or penalty for failure to comply with any of the foregoing; and (D) has paid, or made provision for the payment of, all Social Insurance required under applicable Laws.

(iii)       As of the Closing Date, none of YM Cayman and YM Subsidiaries has adopted any Benefit Plan.  For purposes of this Agreement, “Benefit Plan” means any welfare or fringe benefits, medical, dental, life, other insurance, tuition, company car, club dues, health care reimbursement, dependent care assistance, cafeteria, retirement, pension, profit sharing, non-qualified deferred compensation, disability, vacation, severance, change-in-control, employment, consulting, engagement, retainer or golden parachute, option, equity or equity-based, phantom stock, cash bonus or cash incentive plan, social insurances and housing fund, program or agreement currently sponsored, maintained or contributed to by any of YM Cayman and YM Subsidiaries for the benefit of any current or former consultant, director, officer or employee of any of YM Cayman and YM Subsidiaries, and with respect to which any of YM Cayman and YM Subsidiaries has or may have any liability or obligation.

(iv)       There are no pending, threatened or reasonably anticipated Actions against any of YM Cayman or YM Subsidiaries under, resulting from, attributable to or in relation to any employment matters, contracts with employees, worker’s compensation policy or long-term disability policy, or any matters related to any employee, prospective employee, former employee, labor organization, consultants or other representative of the employees.

(l)         Contract. Set forth in Part III of Schedule F is a correct and complete list of all Contracts that are under performance (including any Contract under which there is any outstanding amount payable or receivable) to which any of YM Cayman and/or YM Subsidiaries is a party (“YM Contracts”). As of the date hereof, except for the amount payable by the WFOE as set forth in Part III of Schedule F opposite the relevant YM Contract under the heading “Outstanding Amount Payable”, there are no outstanding amount payable or will become payable by any of YM Cayman, YM Subsidiaries and WFOE under the YM Contracts based upon, arising from, attributable to, by reference to or in consequence of any events, matters or acts that occurred or existed prior to the Closing.  All YM Contracts are in full force and effect as of the date hereof against each party thereto, in each case in accordance with the express terms thereof.  As of the date hereof, there does not exist under any YM Contract any material violation, material breach or material event of default, or alleged material violation, material breach or material event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, material breach or material event of default there under on the part of any of YM Cayman and/or YM Subsidiaries or the third party thereto.

(m)       Intellectual Property and Assets.

(i)         Part IV of Schedule F contains a complete and correct list of active registrations of, and all pending applications to register any YM Intellectual Property Rights owned (solely or jointly) by any of YM Cayman and YM Subsidiaries as of the date hereof.  All the registered YM Intellectual Property Rights are duly registered in the name of YM Cayman and/or YM Subsidiaries, are valid and enforceable, and not subject to any pending cancellation, interference, reissue, or reexamination proceeding; all the pending applications to register any YM Intellectual Property Rights are made in the name of YM Cayman and/or YM Subsidiaries.

(ii)        Except as contemplated under the Transaction Documents, the YM Intellectual Property Rights are exclusively owned by YM Cayman and/or YM Subsidiaries, free and clear of all Liens.

(iii)       None of YM Cayman and/or YM Subsidiaries has received any written communication alleging that it has infringed or misappropriated any Intellectual Property Rights of any Person, and the trademarks, service marks, domain names, and business and trading names owned by, products and services sold by, the YM Cayman and/or YM Subsidiaries do and did not, during the past three (3) years, infringe or misappropriate or otherwise violate any Intellectual Property Right owned by any Person.

(iv)       No Person is infringing upon or misappropriating any of the YM Intellectual Property Rights, and none of YM Cayman and/or YM Subsidiaries has sent any notice to or asserted or threatened in writing any action or claim against any Person involving or relating to any infringement or misappropriation of the YM Intellectual Property Rights, other than any such actions, claims or matters that have been resolved.

(v)        No YM Intellectual Property Rights or product manufactured or sold by or process used by YM Cayman and/or YM Subsidiaries is subject to any outstanding decree, order, injunction, judgment or ruling issued restricting the use or the licensing thereof by any of YM Cayman and/or YM Subsidiaries to any Person, or any agreement so restricting in any material respect the use or licensing thereof.

(vi)       Other than the leasehold owned by the WFOE under the lease contracts set forth in Part III of Schedule F, none of YM Cayman and YM Subsidiaries has any other lease property or self-owned real properties.

(vii)      YM Cayman and/or YM Subsidiaries have good and marketable title to or a valid leasehold interest in their respective material tangible assets owned by them, free and clear of all Liens.

(viii)    The YM Intellectual Property Rights, assets and other properties and interests currently owned, leased or otherwise used by YM Cayman and/or YM Subsidiaries, the Target Assets to be transferred to the Domestic Company and all assets, properties and Intellectual Property Rights licensed to the Domestic Company under the License Agreement constitute all of the material assets reasonably necessary for the operation of the Target Business as currently being conducted.

(n)         Data Security.

(i)         With respect to the Personal Data of employees, directors, consultants, contractors, prospects, customers, service providers, partners, agents, and any other individual whose Personal Data any of YM Cayman and YM subsidiaries has collected (the “data subjects”), each of YM Cayman and YM subsidiaries has complied in all material respects with all applicable Laws and with its privacy policies whether applicable internally or published on its website or application when collecting and processing such Personal Data. If required by applicable Laws, each of YM Cayman and YM subsidiaries has entered into Contracts with all third party suppliers, customers, vendors, contractors, and other agents, that have been given access to the Personal Data for which it acts as a controller that specify their obligations as a data processor or equivalent role in compliance in all material respects with all applicable Laws.

(ii)        The execution, delivery and performance of this Agreement and other Transaction Documents by YM Cayman and YM subsidiaries will comply in all material respects with Data Protection Legislation and with their privacy policies and disclosures related policies.

(iii)       In respect of all and any Personal Data processed by any of YM Cayman and YM subsidiaries, none of YM Cayman and YM subsidiaries has received and has not had served on it any written notice or communication of any kind pursuant to any part of the Data Protection Legislation and has not received any written communication, notice or allegation from any Person (including any data protection regulator, any data subject or any data controller), in each case, alleging material breach of any Data Protection Legislation by any of YM Cayman and YM subsidiaries or complaining about their use of Personal Data in any such material breach. No Person has made any written complaint for any Action or threatened in writing or commenced any Action against any of YM Cayman and YM subsidiaries (and no Governmental Authority has threatened or commenced) any investigation or other Action against the YM Cayman and YM subsidiaries) asserting, or otherwise based upon, any violation or alleged violation by any of YM Cayman and YM subsidiaries of any Data Protection Legislation or privacy policy.

4.2       Representations and Warranties of YM Shareholders.  As an inducement to the Company and Onesmart BVI (being as the sole shareholder of the Company) to enter into this Agreement and other Transaction Documents and to consummate the transactions contemplated hereby and thereby, each YM Shareholder severally and individually represents and warrants to the Company and Onesmart BVI, that each of the following statement with respect to itself (where applicable) is true, accurate, and not misleading as of the Execution Date and the Closing Date.

(a)         Organization, Good Standing and Qualification.  It is a company or a partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)         Due Authorization.  It has all requisite power, authority and capacity to enter into the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder.  Each Transaction Document to which it is a party has been duly authorized, executed and delivered by it.  Each Transaction Document to which it is a party, when executed and delivered by it, will constitute its valid and legally binding obligations, enforceable against it in accordance with its terms and subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

(c)         Ownership to the Swapped Shares.  With respect to each Subscriber, it is the legal and beneficial owner of all the Swapped Shares set forth opposite such Subscriber’s name on Part II of Schedule B hereto under the heading “Number and Type of Shares Owned”, and the Swapped Shares are free and clear of all Lien as of the Closing.  Transfer of any Swapped Shares is not subject to any rights of first refusal, co-sale rights, restriction on transfer or similar restrictions, or such rights have been duly waived as of the Closing Date.

(d)         SAFE Registration.  Each Key Person has complied in all material aspects with all requirements of SAFE (including, but not limited to, all reporting and updating obligations imposed by the SAFE Rules and Regulations and the Governmental Authorities in connection therewith).

4.3       Representations and Warranties of Company.  As an inducement to YM Cayman to enter into this Agreement and other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Company represents and warrants to YM Cayman that each of the following statement is true, accurate, and not misleading as of the Execution Date and the Closing Date.

(a)         Company Organization; Capital Structure.

(i)         Each of the Company and the Domestic Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(ii)        The cap table of the Company as set forth on Schedule D reflects all of the outstanding capital stock of the Company on a fully diluted basis immediately after the Closing.  Except for this Agreement and other Transaction Documents, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock of the Company or outstanding Equity Securities of the Company that are convertible into or exchangeable for capital stock of the Company.

(b)         Authorization and Conflicts.

(i)         As of Closing, each of the Company and the Domestic Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents (as applicable) to which it is a party.  This Agreement has been duly and validly authorized, executed and delivered by the Company and represents (assuming the valid authorization, execution and delivery of this Agreement by the other Parties) the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and each of the Transaction Documents has been duly authorized by each of the Company and the Domestic Company to which it is a party and upon execution and delivery by the Company and/or the Domestic Company (as applicable) will represent (assuming the valid authorization, execution and delivery by the other Party or Parties) a legal, valid and binding obligation of the Company and/or the Domestic Company (as applicable) enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(ii)        None of the execution and delivery by the Company and/or the Domestic Company (as applicable) of this Agreement or any of the Transaction Documents to which it is a party, the consummation by the Company and/or the Domestic Company (as applicable) of any of the transactions contemplated hereby or thereby, or the compliance by the Company and/or the Domestic Company (as applicable) with, or fulfillment by the Company and/or the Domestic Company (as applicable) of, the terms, conditions and provisions hereof or thereof will result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the outstanding Equity Securities of the Company or the Domestic Company or any of the assets of the Company and the Domestic Company, under (A) the Constitutional Documents of the Company and the Domestic Company, (B) any Contract to which the Company and/or the Domestic Company is a party, or (C) any applicable Law, other than, in the case of clauses (B) and (C) of the foregoing, any such violations, breaches, defaults, rights, loss of rights or Liens that, individually or in the aggregate, would not reasonably be expected to adversely affect the Company and the Domestic Company in any material respect, or would not prevent the consummation of any of the transactions contemplated under any Transaction Documents.

(c)         Valid Issuance of Target Shares.  The Target Shares, when issued, allotted and sold in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Transaction Documents). Issuance of any of the Target Shares is not subject to any rights of first refusal, preemptive rights, restriction on transfer or similar restrictions, or such rights have been duly waived as of the Closing Date.

(d)         Actions. No Actions are pending or, to the knowledge of the Company, threatened in writing against the Company at law or in equity in any court or before any other Governmental Authority that if adversely determined would result in a Material Adverse Effect to the Company.

(e)         Bankruptcy, Insolvency, Winding Up Etc.  No proceedings have commenced or are pending for the bankruptcy, insolvency, winding up, liquidation or reorganization of the Company is bankrupt or insolvent.

ARTICLE VCONDITIONS PRECEDENT

5.1       Conditions Precedent to YM Cayman’s Obligations to Close.  The obligation of YM Cayman to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by YM Cayman, to the extent permissible under applicable Law) on or before the Closing Date of the following conditions:

(a)         Representations, Warranties and Covenants.  (i) The Company and Onesmart BVI (as the shareholder of the Company) shall have performed or satisfied in all material respects each of its covenants, agreements and obligations under the Transaction Documents required to be performed or satisfied by it on or prior to the Closing Date; and (ii) each of the representations and warranties of the Company contained herein shall have been true and correct in all respects as of each of the Execution Date, and at and as of the Closing Date with the same force and effect as if made as of the Closing Date, as applicable (except that representations and warranties that are made as of a specified date shall be true and correct in all respects as of such specified date).

(b)         No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect on the Company and the Domestic Company shall have occurred that is continuing as of the Closing Date.

(c)         Approval. All corporate and other proceedings of each of the Company and the Domestic Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the completion of the transactions contemplated hereby and thereby by it, shall have been completed, and all documents incident thereto, including without limitation shareholders resolutions and/or board resolutions as of the Closing, shall have been executed.

(d)         Transaction Documents.  Each of the Transaction Documents to which the Company, shareholder of the Company and/or the Domestic Company is a party shall have been duly executed by the Company, shareholder of the Company and/or the Domestic Company (as applicable).

(e)         Closing Certificate.  There shall have been delivered to YM Cayman a certificate dated the Closing Date, signed on behalf of the Company by a duly authorized officer of Company, confirming the satisfaction of the conditions set forth in Section 5.1.

5.2       Conditions Precedent to Company’s Obligations to Close.  The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Company, to the extent permissible under applicable Law) on or before the Closing Date of the following conditions:

(a)         Representations, Warranties and Covenants.  (i) Each of YM Cayman, YM Subsidiaries, Xiaofeng LI, Shanghai Yimi and its Subsidiaries and YM Shareholders shall have performed or satisfied in all material respects each of its covenants, agreements and obligations under the Transaction Documents required to be performed or satisfied by it on or prior to the Closing Date; and (ii) each of the representations and warranties of Shanghai Yimi, Xiaofeng LI and YM Shareholders contained herein shall have been true and correct in all respects as of each of the Execution Date, and at and as of the Closing Date with the same force and effect as if made as of the Closing Date, as applicable (except that representations and warranties that are made as of a specified date shall be true and correct in all respects as of such specified date).

(b)         No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect on YM Cayman and YM Subsidiaries, the Target Business and the Target Assets shall have occurred that is continuing as of the Closing Date.

(c)         Approval. All corporate and other proceedings of each of YM Cayman, YM Subsidiaries, Shanghai Yimi and its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the completion of the transactions contemplated hereby and thereby by it, shall have been completed, and all documents incident thereto, including without limitation shareholders resolutions and/or board resolutions as of the Closing, shall have been executed.

(d)         Transaction Documents.  Each of the Transaction Documents (other than those to be executed after the Closing as expressly provided herein) to which any of YM Cayman, YM Subsidiaries, Shanghai Yimi and its Subsidiaries, Key Persons and/or YM Shareholders is a party shall have been duly executed by YM Cayman, YM Subsidiaries, Shanghai Yimi and its Subsidiaries, Key Persons and/or YM Shareholders (as applicable).

(e)         Adoption of YM Restated M&AA. The YM Restated M&AA shall have been duly adopted by all necessary corporate actions and become effective on or prior to the Closing Date.

(f)         Termination of YM Transaction Documents.  YM Shareholders shall have, by executing this Agreement, terminated the YM Transaction Documents and hereby irrevocably waived any and all claims it has or may have against YM Cayman under any of the YM Transaction Documents.

(g)         Termination of YM Control Documents.  The YM Control Documents shall have been terminated in writing by the parties thereto with no further effect or force.

(h)         Closing under Assets Transfer Agreement.  The consummation of the transactions contemplated under the Assets Transfer Agreement shall have occurred concurrently with the Closing contemplated hereunder.

(i)         Execution of Equity Transfer Documents.  Each of Equity Transfer Documents has been executed by the parties thereto to the reasonable satisfaction of the Company.

(j)         Closing Certificate.  There shall have been delivered to the Company and Onesmart a certificate dated the Closing Date, signed on behalf of the YM Cayman, Shanghai Yimi and Xiaofeng LI, confirming the satisfaction of the conditions set forth in Section5.2.

ARTICLE VIUNDERTAKINGS

6.1       Conduct of Business.  During the Pre-Closing Period, each of YM Cayman and the Company shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to: (a) conduct the businesses substantially in the ordinary course of business consistent with past practice; and (b) except as required under this Agreement and other Transaction Documents, use commercially reasonable efforts to preserve intact their present business organizations, lines of business and relationships with material customers, suppliers, distributors, channel partners, licensors, lessors and other material third parties having material business dealings with any of YM Cayman and the Company and their respective Subsidiaries, in each case, consistent with such entity’s past practice.

6.2       Restrictions on Conduct of Business.  During the Pre-Closing Period, except (i) as otherwise provided for in this Agreement or any of the Transaction Documents, or (ii) with the prior written consent of the Company or YM Cayman (as applicable), each of YM Cayman (and Xiaofeng LI and Shanghai Yimi shall cause all its Subsidiaries not to) and the Company shall not, directly or indirectly:

(a)         enter into any Contract (not applicable to Shanghai Yimi);

(b)         amend or otherwise change its Constitutional Documents;

(c)         declare, set aside, make or pay any dividend or other distribution with respect to any of its shares or share capital;

(d)         reclassify, combine, split, divide, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or share capital or make any change to its capital structure;

(e)         (i) organize any new subsidiary, or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any Person or any division thereof or any other business, or any Equity Securities in any Person or any amount of assets, except inventory, equipment and other operational assets in the ordinary course of business consistent with past practice; (ii) commence or terminate, or make any material change in, any line of business of YM Cayman or the Company or any of their respective Subsidiaries; (iii) incur any Indebtedness outside the ordinary course of business consistent with past practice, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the Indebtedness of any Person; (iv) make any loans, advances or capital contributions, except for loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business consistent with past practice; (v) make or direct to be made any capital investments in any Person;

(f)         (i) make, change or revoke (or file a request to make, change or revoke) any Tax election or allow any Tax election previously made to expire; (ii) file any amended Tax Return; (iii) adopt or change (or file a request to adopt or change) any Tax accounting method or Tax accounting period; (iv) enter into, cancel or modify any agreement with a Tax Governmental Authority; (v) settle or compromise any Tax claim or assessment relating to YM Cayman or the Company or any of their Subsidiaries, (vi) surrender any right to claim a refund of Taxes; (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to YM Cayman or the Company or any of their Subsidiaries; or (viii) destroy or dispose of any books or records with respect to Tax matters relating to any Tax periods for which the statute of limitations is still open;

(g)         terminate, waive, abandon or cancel any right or registration of a right, including taking any action that (or failing to take any action, the failure of which) would reasonably be expected to result in any loss, lapse, abandonment, cancellation or invalidity of any entity’s intellectual property; and

(h)         file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other proceeding under any bankruptcy Law.

6.3       Efforts to Close.  Each of the Parties agrees to use commercially reasonable efforts, and to cooperate with each other Party, to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions and arrangements contemplated by this Agreement and the Transaction Documents as promptly as practicable, including, subject to any applicable limitations set forth in Section 6.2 and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article III and Article V and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

6.4       Third Party Notices and Consents.  YM Cayman shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to deliver to the applicable third party or obtain prior to the Closing, the notices, consents, waivers and approvals required in connection with the transactions contemplated by this Agreement and the Transaction Documents, in each case in form and substance reasonably satisfactory to the Company.

6.5       Exclusivity.

(a)         During the Pre-Closing Period, neither each Party shall, nor shall it authorize or instruct any of its or the relevant Subsidiaries’ respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by such entity to, directly or indirectly: (i) solicit, initiate, seek, entertain, consider, discuss or knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that would, or would reasonably be expected to be in substitution or an alternative for or impede or interfere with the transactions contemplated hereby; (ii) enter into, participate in, maintain or continue any communications (except to provide notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that would, or would reasonably be expected to be in substitution or an alternative for or impede or interfere with the transactions contemplated hereby; (iii) agree to, accept, approve, endorse or recommend (or propose or announce any intention or desire to agree to, accept, approve, endorse or recommend),enter into any letter of intent or any other Contract contemplating, or submit for vote, any transactions or arrangement that would, or would reasonably be expected to be in substitution or an alternative for or impede or interfere with the transactions contemplated hereby.

(b)         Each Party shall promptly (and in any event within three (3) Business Days) notify each other its receipt of any bona fide proposal of transactions mentioned in item (a) above.

6.6       Actions of Shareholders.  Each of YM Shareholders and shareholder of the Company shall not, during the Pre-Closing Period, transfer, lease, sell, pledge, license, dispose of or subject to any Lien of Equity Securities of YM Cayman and the Company other than as contemplated under the Transaction Documents.

6.7       Undertakings of Key Persons.  Each of the Key Persons severally and not jointly covenants to the Company each of the following undertakings (where applicable) with respect to himself/herself.

(a)         Service Commitment.

(i)         Each of Shi CHEN and Jing SHEN undertakes to develop and further the Target Business pursuant to his applicable Service Contract during the Service Period.

(ii)        Xiaofeng LI undertakes to provide services during the Service Period to the Target Business pursuant to the applicable Service Contract to be entered into with the Domestic Company.

(iii)       Each Key Person undertakes not to act in the interest of, secure inappropriate advantage or gain benefits for himself/herself and/or any other Person (other than the Company and its Subsidiaries) by utilizing assets, business opportunities, personnel and/or any other resources of the Company and/or its Subsidiaries, or damaging or impairing the interest of the Company and/or its Subsidiaries.

(iv)       During the Service Period, each Key Person undertakes (A) to use his/her reasonable efforts to facilitate the Target Business to be operated in a way consistent with past practice, (B) to avoid to the extent practicable termination of contracts with students in the operation of the Target Business.

(b)         Negative Covenants.  During and at any time after the Service Period, each Key Person undertakes not to do or omit to do any act to damage or impair the interest of the Company, its Subsidiaries and/or Affiliates of any of the foregoing Persons.  Without limiting the generality of the foregoing, after the Service Period, each Key Person shall not by himself/herself and/or through any of his/her Affiliates (i) obtain orders from or conduct business with any Person who is a customer, supplier, distributor or agent of the Company, its Subsidiaries and/or Affiliates, to damage or impair the rights, interest or benefits of any of the Company, its Subsidiaries and/or Affiliates, or by ways of defaming, disparaging, making false or deceptive allegations against the Company, its Subsidiaries and/or Affiliates, stealing or obtaining through illegal sources or means any data or trade secret (including information of customer, supplier, distributor or agent) of any of the Company, its Subsidiaries and/or Affiliates or utilizing thereof, or otherwise purposefully damaging the services, business, reputation, data security, assets or trade secret of the Company, its Subsidiaries and/or Affiliates; (ii) procure any third party to obtain orders from or conduct business with any Person who is a customer, supplier, distributor or agent of the Company, its Subsidiaries and/or Affiliates, to damage or impair the rights, interest or benefits of any of the Company, its Subsidiaries and/or Affiliates, or by ways of defaming, disparaging, making false or deceptive allegations against the Company, its Subsidiaries and/or Affiliates, stealing or obtaining through illegal sources or means any data or trade secret (including information of customer, supplier, distributor or agent) of any of the Company, its Subsidiaries and/or Affiliates or utilizing thereof, or otherwise purposefully damaging the services, business, reputation, data security, assets or trade secret of the Company, its Subsidiaries and/or Affiliates; (iii) take any action or publish any comments that is disadvantageous to the reputation of the Company, its Subsidiaries and/or Affiliates; (iv) use any name similar to the names or business names of the Company, its Subsidiaries and/or Affiliates that would create a likelihood of confusion, or use such names to organize or in any other manner establish any enterprise, organization or domain name, unless with the consent of the Company; (v) introduce any business opportunity available to the Company, its Subsidiaries and/or Affiliates to any Person engaged in business competitive to the Principal Business or to any Person that has direct economic dealings with the Company, its Subsidiaries and/or Affiliates, to damage or impair the interest of any of the Company, its Subsidiaries and/or Affiliates, or by ways of defaming, disparaging, making false or deceptive allegations against the Company, its Subsidiaries and/or Affiliates, stealing or obtaining through illegal sources or means any data or trade secret (including information of customer, supplier, distributor or agent) of any of the Company, its Subsidiaries and/or Affiliates or utilizing thereof, or otherwise purposefully damaging the services, business, reputation, data security, assets or trade secret of the Company, its Subsidiaries and/or Affiliates, (vi) unless otherwise agreed under the Transaction Documents, utilize any intellectual property owned by any of the Company, its Subsidiaries and/or Affiliates for purpose other than performing the his/her obligations under this Agreement, the Assets Transfer Agreement, or the Service Contract with the Domestic Company, or (vii) unless otherwise agreed by the Company, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave employment with any of the Company, its Subsidiaries and/or Affiliates any of their directors, officers or key employees.

(c)         Non-competition.  Each of Shi CHEN and Jing SHEN agrees that during the Service Period, neither he/she nor any of his/her Affiliates shall, directly or indirectly, engage in, operate, perform, control, manage or have any ownership interest in any Person (except for holding less than one percent (1%) of all the outstanding share capital of a publicly held and traded company or investment purposes) that engages in the Principal Business, provided that performing his employment contract with Shanghai Yimi shall not be deemed to have committed any of the foregoing acts or breached the undertakings under this Section 6.7(c).

(d)         Transfer of Employees.  The Key Persons shall use their best efforts to proactively take all actions necessary or desirable to facilitate and ensure the termination of employment contracts set forth in Part II of Schedule F marked with “to be terminated” to the satisfaction of the Company before March 6, 2020, and Xiaofeng LI and Shanghai Yimi shall severally and jointly ensure that the WFOE will not assume any Liabilities or pay any amount in connection with the termination of employment contracts except for such amounts disclosed in its Financial Statements in connection with payable to or for employees.

6.8       Undertakings of Shanghai Yimi and Xiaofeng LI.  Each of Xiaofeng LI and Shanghai Yimi severally and jointly undertakes to the Company that he/it will perform all obligations under the Non-Compete Agreement to the full extent.

6.9       Shareholding Adjustment.  The Parties agrees to (and shall procure their respective Affiliates to) proactively cooperate with each other to complete a series of equity transfers in Shanghai Yimi such that the shareholding structure of Shanghai Yimi after such transfers shall be as set forth in Schedule E attached hereto, including execute all documents necessary or desirable to effect and consummate such equity transfers (the “Equity Transfer Documents”) and complete all requisite registrations as required by PRC Laws and Governmental Authorities as soon as possible after the Closing.

6.10     Change of Director and Legal Representative.  The Parties agrees to (and shall procure their respective Affiliates to) proactively cooperate with each other to replace the director and legal representative of the WFOE with a Person designated by the Company, including execute all documents necessary or desirable to effect and consummate such change of director and legal representative and complete all requisite registrations as required by PRC Laws and Governmental Authorities as soon as possible after the Closing.

6.11     Assumption of Liabilities.  Each of Xiaofeng LI and Shanghai Yimi shall, and shall procure Subsidiaries of Shanghai Yimi, YeeMi Education Technology Inc. and its Subsidiaries to be liable, severally and jointly with each other, for any and all Liabilities incurred by any of YM Cayman and/or YM Subsidiaries, whether before or after the Closing, directly or indirectly, as a result of, based upon, arising from, attributable to, by reference to or in consequence of any events, facts, matters or acts that occurred or existed prior to the Closing, whether disclosed hereunder or not.  In addition, each of Xiaofeng LI and Shanghai Yimi shall, and shall procure Subsidiaries of Shanghai Yimi, YeeMi Education Technology Inc. and its Subsidiaries to be liable, severally and jointly with each other, for any and all Liabilities incurred by any of YM Cayman and/or YM Subsidiaries after the Closing arising out of, attributable to or in connection with the transfer of employees as contemplated under Section 6.7(d) or assignment or termination of YM Contracts as contemplated under Section 6.14.

6.12     Issue of Share and Grant of Options.

(a)         At or after the execution of the Restricted Share Agreement and Service Contracts, the Company shall issue to SC Holdco 2,419,322 Ordinary Shares, which are subject to terms and conditions and restrictions set forth in the Restricted Share Agreement.

(b)         At or after the execution of the Option Agreements and Service Contracts, the Company shall grant to XL Holdco an option exercisable for 7,257,966 Ordinary Shares and grant to Jing SHEN an option exercisable for 2,419,322 Ordinary Shares, in each case on terms and conditions set forth in the respective Option Agreements.

(c)         Each Key Person shall comply in all material aspects with all requirements of SAFE with respect to his/her direct or indirect holding of Equity Securities in the Key Person Holdco and the Company (including, but not limited to, all reporting and updating obligations imposed by the SAFE Rules and Regulations and the Governmental Authorities in connection therewith).

6.13     Execution of Service Contract.  After the Closing but prior to issue of Restricted Shares and granting of options as provided in Section 6.12, (i) each of Shi CHEN and Jing SHEN shall execute a service contract with the Domestic Company in the form satisfactory to the Domestic Company; and (ii) Xiaofeng LI shall execute a service contract with the Domestic Company in the form satisfactory to the Domestic Company, pursuant to which Xiaofeng LI will be in charge of the management of online school teaching, training and research, customer services, products and technology and operation of the Target Business; and (iii) YM Cayman and YM Shareholders shall have, by executing this Agreement, approved the Key Persons’ execution and performance of these service contracts (collectively the “Service Contracts”).

6.14     Assignment or Termination of Certain YM Contracts.  Within thirty (30) days after the Closing, Shanghai Yimi shall procure that those YM Contracts as listed in Part III of Schedule F and marked with “to be assigned to Shanghai Yimi” shall be assigned in its entirety from WFOE to Shanghai Yimi or terminated to reasonable satisfaction of the Company, and Xiaofeng LI and Shanghai Yimi shall ensure that all amounts payable under these YM Contracts shall be paid by Shanghai Yimi.

ARTICLE VIIINDEMNIFICATION

7.1       General Indemnification.  To the fullest extent permitted by Laws, each Party agrees to indemnify and hold harmless the relevant Parties to whom it/she/he made representations and warranties, covenants and/or undertakings under the Transaction Documents or any writing document delivered pursuant to any Transaction Document, from and against any and all Losses, as incurred, insofar as such Losses arise out of or are in connection with any inaccuracy in or breach of any undertaking, covenant or agreement made by it/her/him hereunder and/or thereunder.

7.2       Key Person Indemnification.  Each Key Person acknowledges and agrees that if he/she breaches his/her obligations or undertakings made under Section 6.7(a) (other than item (iv) thereof),Section 6.7(b) or Section6.7(c), it would cause substantial damages to the Company, its Subsidiaries and/or their Affiliates, and

(a)         each Key Person (other than Xiaofeng LI) who has breached Section 6.7(a) (other than item (iv) thereof), Section 6.7(b) or Section6.7(c) shall (i) pay the Company any and all amounts, economic benefits, incomes and profits directly or indirectly derived from, attributable to or in relation to any breach or nonperformance of undertaking made by him/her under Section 6.7(a) (other than item (iv) thereof),Section 6.7(b) or Section6.7(c), (ii) indemnify and hold harmless the Company, its Subsidiaries and/or their Affiliates against any and all Losses, directly or indirectly, as a result of, or based upon or arising from any breach or nonperformance of undertaking made by him/her under Section 6.7(a) (other than item (iv) thereof),Section 6.7(b) or Section6.7(c), and (iii) transfer all the Equity Securities directly or indirectly owned by him/her in the Company to Onesmart BVI at nil price; and

(b)         Xiaofeng Li shall, if he has breached Section 6.7(a) (other than item (iv) thereof), Section 6.7(b), Section6.7(c) or Section 6.8, pay the Company an amount of RMB 72,000,000 (or equivalent amount in other foreign currency) as a liquidated damages (the “Liquidated Damages”), and shall further indemnify and hold harmless the Company, its Subsidiaries and/or their Affiliates against any and all Losses, directly or indirectly, as a result of, or based upon or arising from any breach or nonperformance of undertaking made by him under Section 6.7(a) (other than item (iv) thereof), Section 6.7(b), Section6.7(c) or Section 6.8 to the extent that such Losses shall have not been recovered after the application of Liquidated Damages.

7.3       Indemnification; Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy that any Party may otherwise have. Further, the indemnification provisions of this Article VII shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to fraud or willful misconduct.

ARTICLE VIIITERMINATION

8.1       Termination.  This Agreement may be terminated prior to the Closing,

(a)         by mutual written consent of the Parties;

(b)         by the Company, if the Closing has not been consummated by the end of three(3)months(or such later time determined by the Company) upon the execution of this Agreement;

(c)         by the Company, by written notice to the other if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of Shanghai Yimi, YM Cayman and/or YM Shareholders; or

(d)         by either Party if, due to change of applicable Laws that is final and non-appealable, the consummation of the transactions contemplated hereunder would become prohibited under applicable Laws.

8.2       Effect of Termination.  In the event this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the terms and obligations set forth in Article I (Definitions), Article VII (Indemnification) and Article IX (Miscellaneous), provided that termination of this Agreement shall not relieve any Party of any liability or damages or affect any Party’s rights accrued prior to such termination.

ARTICLE IXMISCELLANEOUS

9.1       Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile or electronic mail at the number or electronic mail address as set forth in Schedule G hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Schedule G; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in Schedule G with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.  Each Person making a communication hereunder by facsimile or electronic mail address shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving, the other Party written notice of the new address in the manner set forth above.

9.2       Delays or Omissions; Waivers.  No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit or Approval of any kind or character on the part of any Party of any condition or breach of default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by Laws or otherwise afforded to any Party shall be cumulative and not alternative.

9.3       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.4       Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

9.5       Entire Agreement.  All Transaction Documents, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof.

9.6       Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

9.7       Confidential Information.  All of the terms and conditions of this Agreement and all exhibits and schedules attached to this Agreement, including their existence, and any information relating to the business, financial or other matters of the Parties obtained by any Party (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below; provided that such Confidential Information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

9.8       Governing Law. This Agreement shall be governed by and construed and enforced exclusively in accordance with the Laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the Laws of any jurisdiction other than the Laws of Hong Kong to the rights and duties of the Parties hereunder.

9.9       Dispute Resolution.  Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either Party to the dispute with notice (the “Arbitration Notice”) to the other.  The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be one (1) arbitrator.  The HKIAC Council shall select the arbitrator, who shall be qualified to practice Law in Hong Kong.  The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section9.9, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 9.9 shall prevail.  Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.  The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.  The arbitral tribunal shall decide any Dispute submitted by the Parties to the arbitration strictly in accordance with the governing Laws as set forth in Section 9.8 hereof.  Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

9.10     Further Assurances.  Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

9.11     Survival.  The Warranties, covenants and agreements made herein shall survive any investigation made by or on behalf of any Party hereto, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Onesmart Online Edu Inc.

By:	/x/ Xi Zhang
Name:	Xi Zhang
Title:	Authorized Signatory

[Signature Page to Share Swap Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ONESMART EDU INC.

By:	/s/ Jinshu Ke
Name:	Jinshu Ke
Title:	Authroized Signatory

[Signature Page to Share Swap Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Smart Elite Edu Technology Inc.

By:	/s/ Yiming Ye
Name:	Yiming Ye (叶益明)
Title:	Authorized Signatory

[Signature Page to Share Swap Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Yimi Education Technology Inc.

By:	/s/ Xiaofeng LI
Name:	Xiaofeng LI (李晓峰)
Title:	Director

Xiaofeng LI (李晓峰)

/s/ Xiaofeng LI

Fenghui Technology Inc.

By:	/s/ Xiaofeng LI
Name:	Xiaofeng LI (李晓峰)
Title:	Director

Shanghai Yimi Education Technology Co., Ltd. (上海溢米教育科技有限公司) (seal)

By:	/s/ Xiaofeng LI
Name:	Xiaofeng LI
Title:	Authorized Signatory

[Signature Page to Share Swap Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Chenshi Technology Inc.

By:	/s/ Shi CHEN
Name:	Shi CHEN (陈实)
Title:	Director

Shi CHEN (陈实)

/s/ Shi CHEN

[Signature Page to Share Swap Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Jing SHEN (沈菁)

/s/ Jing SHEN

[Signature Page to Share Swap Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Brilight Limited

By:	/s/ Jin Bian
Name:	Jin Bian (卞进)
Title:	Authorized Signatory

[Signature Page to Share Swap Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Blue Lake Capital Fund II, L.P.

By:	/s/ Lei Hu
Name:	Lei Hu (胡磊)
Title:	Authorized Signatory

[Signature Page to Share Swap Agreement]

SCHEDULE A

LIST OF YM SHAREHOLDERS

1.      ONESMART EDU INC., a company organized and existing under the Laws of British Virgin Islands;

2.      Brilight Limited, a company organized and existing under the Laws of British Virgin Islands (“Divine”);

3.      Blue Lake Capital Fund II, L.P., a limited partnership organized and existing under the Laws of the Cayman Islands (“Blue Lake”);

4.      Smart Elite Edu Technology Inc., a company organized and existing under the Laws of British Virgin Islands (“SEET”);

5.      Fenghui Technology Inc., a limited liability company organized and validly existing under the Laws of the British Virgin Islands, which is 100% owned by Xiaofeng LI (李晓峰) (the “XL Holdco”); and

6.      Chenshi Technology Inc., a limited liability company organized and validly existing under the Laws of the British Virgin Islands, which is 100% owned by Shi CHEN (陈实) (the “SC Holdco”; together with XL Holdco, collectively the “Key Person Holdcos”).

Schedule A

SCHEDULE B

PART I

YM Shareholders	Number of Shares	Type of Shares	Shareholding Percentage of YM Cayman
Fenghui Technology Inc.	33,500,000	YM Ordinary Shares	30.95%
Chenshi Technology Inc.	3,500,000	YM Ordinary Shares	3.23%
ESOP (reserved)	13,000,000	YM Ordinary Shares	12.01%
	8,823,529	series A-1 preferred shares of YM Cayman	8.15%
	3,404,139	series A-2 preferred shares of YM Cayman	3.14%
ONESMART EDU INC.	2,706,291	series A-3 preferred shares of YM Cayman	2.50%
	1,082,516	series B preferred shares of YM Cayman	1.00%
	7,128,579	Series C Preferred Shares	6.59%
	2,723,312	series A-2 preferred shares of YM Cayman	2.52%
Brilight Limited	8,118,873	series A-3 preferred shares of YM Cayman	7.50%
	1,082,516	series B preferred shares of YM Cayman	1.00%

Schedule B

YM Shareholders	Number of Shares	Type of Shares	Shareholding Percentage of YM Cayman
Blue Lake Capital Fund II, L.P.	8,660,131	series B preferred shares of YM Cayman	8.00%
	3,608,388	series C preferred shares of YM Cayman	3.33%
Smart Elite Edu Technology Inc.	10,913,360	series C preferred shares of YM Cayman	10.08%
Total	108,251,634	/	100%

Schedule B

PART II

Subscribers	Number and Type of Shares Owned	Shareholding Percentage of YM Cayman
ONESMART EDU INC.	28,530,707 YM Ordinary Shares	54.1134%
Brilight Limited	11,924,701 YM Ordinary Shares	22.6172%
Blue Lake Capital Fund II, L.P.	12,268,519 YM Ordinary Shares	23.2694%
Total	52,723,927 YM Ordinary Shares	100%

Schedule B

SCHEDULE C

Information of Target Shares

Subscribers	Number and Type of Target Shares
ONESMART EDU INC.	28,530,707 Ordinary Shares
Brilight Limited	11,924,701 Ordinary Shares
Blue Lake Capital Fund II, L.P.	12,268,519 Ordinary Shares

Schedule C

SCHEDULE D

Share Capital of the Company on a Fully-diluted after the Closing

Shareholder	Number of Shares	Type of Shares	Shareholding Percentage of Company
ONESMART EDU INC.	205,642,370	Ordinary Shares	85.00%
Brilight Limited	11,924,701	Ordinary Shares	4.93%
Blue Lake Capital Fund II, L.P.	12,268,519	Ordinary Shares	5.07%
XL Holdco	7,257,966	Ordinary Shares (reserved for grating of option pursuant to Section 6.12(b))	3.00%
SC Holdco	2,419,322	Ordinary Shares (reserved to be issued pursuant to Section 6.12(a))	1.00%
Jing SHEN	2,419,322	Ordinary Shares (reserved for grating of option pursuant to Section 6.12(b))	1.00%
Total	241,932,200	/	100.00%

Schedule D

SCHEDULE E

Shareholding Structure of Shanghai Yimi after Adjustment

Shareholders	Registered Capital (RMB)	Percentage
Xiaofeng LI	761,238	49.60%
Shi CHEN	57,374	3.74%
上海睿译信息技术有限公司	153,470	10.00%
福建禾熙股权投资合伙企业（有限合伙）	277,321	18.07%
PRC Affiliate of Blue Lake (or Xiaofeng LI if no such Affiliate designated by Blue Lake)	285,301	18.59%
Total	1,534,704	100%

Schedule E

SCHEDULE F

Part I – Financial Statements of WFOE

Schedule F

Part II – List of Employees Contracts of WFOE

Schedule F

Part III – YM Contracts

[***]

Schedule F

Part IV –List of Intellectual Property

[***]

Schedule F

SCHEDULE G

Address for Notices

If to the Company, Onesmart BVI and SEET:

Address:      [***]

Tel:              [***]

Attention:    [***]

If to YM Cayman, Key Persons and Key Persons Holdcos:

Address:      [***]

Tel:              [***]

Attention:    [***]

If to Blue Lake:

Address:      [***]

Tel:              [***]

Attention:    [***]

If to Divine:

Address:      [***]

Tel:              [***]

Attention:    [***]

Schedule G

Exhibit A

Form of Assets Transfer Agreement

Exhibit A

Exhibit B

Form of Control Documents

Exhibit B

Exhibit C

Form of License Agreement

Exhibit C

Exhibit D

Form of YM Restated M&AA

Exhibit D

Exhibit E

Form of Non-Competition Agreement

Exhibit E